UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 3, 2012

Private Media Group, Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-25067	87-0365673
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Calle de la Marina 16-18, Floor 18, Suite D, 08005 Barcelona, Spain

(Address of European principal executive offices)

Registrant’s telephone number, including area code: 34-93-620-8090

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On April 2, 2012, Private Media Group, Inc. (the “Company”) filed a Notification of Late Filing with the U.S. Securities Exchange Commission in which the Company disclosed that it could not file its Annual Report on Form 10-K for the fiscal year ended December 31, 2011 by the required filing date. The Company and its independent registered public accountants, BDO Auditores, S.L., are continuing to use their best efforts to complete the audit of the Company’s 2011 financial statements and to otherwise update the disclosures required in Annual Report to reflect all of the recent changes that have affected the Company. The Company intends to file the 2011 Form 10-K as soon as possible, but the date on which the Annual Report can be filed is still uncertain.

As previously reported, on March 21, 2012, the Nevada State Court, Clark County, Nevada in the case Consipio Holding BV v. Private Media Group, Inc. (Case No. A-10-622802-B) took the following actions: (i) The Court confirmed the results of the Company’s Annual Meeting of Shareholders held on January 11, 2012, (ii) approved the election of the new members of Board of Directors at the annual meeting, (ii) dissolved the Preliminary Injunction that was entered by the Court on November 17, 2010, and (iv) clarified that even though the court-appointed receivership has not been terminated, the newly elected Board of Directors had the authority to control the day-to-day operations of the Company. On April 6, 2012, the Court formally terminated the receivership.

Effective March 28, 2012, Charles Prast was appointed by the Board of Directors as the Company’s President, Chief Executive Officer and Interim Chief Financial Officer. Mr. Prast has assumed the operating responsibilities of Eric Johnson, the court-appointed receiver who had been carrying out the responsibilities of the Company’s principal executive officer and principal financial officer. The Board of Directors also terminated Berth Milton as the Company’s former President and CEO. Mr. Milton had been on indefinite suspension since December 15, 2011. The Company had previously terminated its Chief Financial Officer and had replaced its former corporate/securities lawyer. As a result, most of the persons involved in the preparation of the 2011 Annual Report on Form 10-K (consisting of most of the Company’s Board of Directors and senior management, and the Company’s corporate/securities lawyer) have been replaced.

In addition to the foregoing, the Company has also determined that many of its important financial and corporate records are in disarray and/or missing. These problems have further contributed to the delay in completing the 2011 Form 10-K.

In addition to working on the 2011 Form 10-K, members of the Board of Directors and new management have been working to (i) improve operations, (ii) strengthen the Company’s financial condition, and (iii) restructure its business, products, and geographic focus to conform to the Company’s core business. These efforts include the following:

A. In order to reduce its corporate overhead, streamline operations and increase sales, the Company has significantly reduced the number of its employees and has been in discussions with key distributors and retailers to improve sales.

B. The Company has been in negotiations with certain of its principal creditors to restructure and/or repay the Company’s outstanding obligations, including repaying some liabilities through the issuance of new securities. In addition, the Company is attempting to settle and dismiss the various lawsuits that were filed against the Company while it was under prior management.

C. Management is re-evaluating both the Company’s prior expansion of its operations outside of its historical European sphere of operations, and the expansion of its product offerings. As a result, the Company expects to close or dispose of some non-core operations and subsidiaries.

D. In order to enhance its liquidity and strengthen its balance sheet, the Company is in discussions with a limited number of potential investors to raise additional capital.

The foregoing actions are at various stages of completion, and no assurance can be given that the Company will be able to successfully achieve any or all of its goals. The Company expects to publicly disclose the results of its on-going efforts if and when any of the targeted actions have been completed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRIVATE MEDIA GROUP, INC.
(Registrant)

Date: May 3, 2012

	By:	/s/ CHARLES PRAST
Charles Prast
President and Chief Executive Officer